SUB-ITEM 77E:  LEGAL PROCEEDINGS
LEGAL PROCEEDINGS
Since February 2004, Federated and related entities
(collectively, "Federated") have been named as defendants in several lawsuits, that were consolidated into a single action in the United States
District Court for the Western District of
Pennsylvania, alleging excessive advisory fees involving one of the Federated-sponsored mutual funds. Without admitting the validity of any claim, Federated reached a final settlement with the Plaintiffs in these cases in April 2011.



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		US_ACTIVE-107623534.1-ABHELSCH  12/23/11 12:45 PM